Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Aida Pharmaceuticals, Inc. (formerly known as BAS Consulting, Inc.)

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-8 of our report dated March 20, 2006, relating to the consolidated financial statements of Aida Pharmaceuticals, Inc. (formerly known as BAS Consulting, Inc.) and Subsidiaries as of and for the years ended December 31, 2005 and 2004, which appears in the Aida Pharmaceuticals, Inc. Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on April 17, 2006.

                                                /s/ Weinberg & Company, P.A.

                                WEINBERG & COMPANY, P.A.
Certified Public Accountants

Boca Raton, Florida
July 5, 2006